As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333-120321

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

Registration Statement
Under
The Securities Act of 1933

HARRIS INTERACTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1538028 (IRS Employer Identification No.)

135 Corporate Woods
Rochester, New York 14623
(585) 272-8400
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert E. Knapp	with a copy to:
Vice Chairman and Chief Executive Officer Harris Interactive Inc. 135 Corporate Woods Rochester, New York 14623 (585) 272-8400	Beth Ela Wilkens, Esq. Harris Beach LLP 99 Garnsey Road Pittsford, New York 14534 (585) 419-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)(2)	Per Share(3)	Offering Price(3)	Fee(4)
Common Stock, $.001 par value	4,404,548	$7.15	$30,012,023	$3,746

(1)	Pursuant to Rule 416, this Registration Statement also includes such additional shares of common stock as may be issuable in connection with a stock split, stock dividend, reorganization or similar event.

(2)	This Registration Statement relates to an aggregate of 4,404,548 shares of common stock, which consists of 3,524,990 shares included in the initial filing of this Registration Statement on November 9, 2004 and an additional 879,558 shares included herewith.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(a) and 457(c). The proposed maximum aggregate offering price of $30,012,023 is the sum of the proposed maximum aggregate offering price of the 3,524,990 shares included in the initial filing of this Registration Statement and the proposed maximum aggregate offering price of the 879,558 additional shares included herewith. The maximum aggregate offering price of such additional shares was calculated based on the average of the high and low sale prices of the common stock on the Nasdaq National Market System on December 9, 2004.

(4)	Computed in accordance with Rule 457(a) and 457(c) to be $3,746, which is equal to the sum of $3,006, the filing fee previously paid by the registrant in connection with the initial filing of this Registrant on November 9, 2004, plus $740, the filing fee payable with respect to the maximum aggregate offering price of the 879,558 additional shares included herewith.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 14, 2004

Preliminary Prospectus

4,404,548 Shares of Common Stock

HARRIS INTERACTIVE INC.

This prospectus relates to resales of 4,404,548 shares of our common stock previously issued by us to the selling security holders. This prospectus may be used by the holders of those shares to resell the shares issued to them. See “Selling Security Holders”.

The selling security holders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer any or all of the shares covered hereby from time to time through public or private transactions at fixed prices which may be changed, at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We will not receive any of the proceeds from the sales of our common stock by the selling security holders. See “Plan of Distribution”.

Our common stock is traded on the Nasdaq National Market under the symbol HPOL. On December 9, 2004, the last reported sale price of our common stock as reported on the Nasdaq National Market was $7.19.

Our principal executive offices are located at 135 Corporate Woods, Rochester, New York 14623, and our main telephone number is (585) 272-8400.

Investing in our common stock involves risks. See the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties that you should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is           , 2004.

THE COMPANY

Harris Interactive Inc., a Delaware corporation (Nasdaq: HPOL), together with its subsidiaries (collectively referred to herein as “Harris Interactive”, “we”, “our”, “us” or the “Company”), is a leading market research, polling and consulting firm, ranking 13th among U.S. research organizations in 2003 and 15th among global research organizations in 2003 based on calendar year revenue as reported by Inside Research. We use Internet-based and traditional methodologies to provide our worldwide customers with critical market knowledge in many industries. Known for The Harris Poll® and for pioneering the Internet method to conduct scientifically accurate market research, we have over 45 years of experience in providing our clients with information about the views, experiences and attitudes of people worldwide. Our Internet-based and traditional market research and polling services include:

•	research studies, which may involve both data collection and data analysis, conducted on specific issues for specific customers (Custom Research); and

•	research studies, which primarily involve Internet-based data collection, conducted for other market research firms (Service Bureau Research).

In addition, a minimal amount (generating under 5% of our revenues) of our services include research studies on issues of general interest developed and sold to numerous clients (Multi-Client Research).

In 1997, we began developing our Internet panel and our proprietary technology infrastructure necessary to provide our clients with fast, comprehensive and accurate online market research and polling products and services. Our Internet panel presently consists of over six million individuals who have voluntarily agreed to participate in various online market research and polling studies. We believe that our Internet panel is larger than those of any of our competitors of which we are aware, including the panel sizes reported on the respective websites of the 25 largest global research organizations (as ranked for 2003 by the Honomichl report) and in the documents filed by those competitors with the Securities and Exchange Commission (the “Commission”). Based upon such reported panel sizes, the number of online surveys we have completed and the amount of revenue we derive from online research, we believe that we are the leading Internet-based market research and polling firm in the world. We treat our revenue as Internet-based for projects with respect to which more than 50% of surveys were completed over the Internet. The percentage of our business that is Internet-based continues to grow and a majority of our revenues are now realized from Internet-based projects. The percentage of our Internet-based revenues varies from quarter to quarter, and is disclosed as part of our periodic filings.

Historically, we provided our market research services exclusively through traditional methodologies, including direct mail, telephone surveys, mall intercepts, focus groups and in-person interviews. We believe, however, that the Internet has changed the market research and polling industry. Accordingly, we have made, and will continue to make, significant expenditures in the development of our technology platform, our Internet panel, and management and staff to continue to lead the transformation of the market research and polling industry to an Internet-based platform.

For additional information regarding our business, see our filings with the Commission, which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under “Where You Can Find More Information,” below. Among other things, our Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which we filed with the Commission on September 8, 2004, contains (beginning at page 31 under the heading “Risk Factors”) a discussion of material business, regulatory and other risks to which we are subject. Additionally, this prospectus includes, as Annex A, a copy of the pro forma consolidated statements of operations for the three months ended September 30, 2004, giving effect to the acquisition of Wirthlin (as described below).

SELLING SECURITY HOLDERS

Of the shares of our common stock registered for resale hereunder, 3,524,990 shares were originally issued by us to certain of the selling security holders in a private placement transaction in connection with the acquisition of Wirthlin Worldwide, Inc. (“Wirthlin”) as described in our Current Report on Form 8-K filed with the Commission on September 9, 2004 (some of which were subsequently transferred by gift to other selling security holders included in the table below), and 129,558 shares were originally issued by us to a selling security holder in a private placement transaction prior to our initial public offering. The remaining 750,000 shares represent shares held by certain of our executive officers.

We have agreed to register for resale all of the shares represented in the table below. None of the selling security holders is a registered broker-dealer or an affiliate of a broker dealer. The registration of these shares does not necessarily mean that the selling security holders will sell any or all of the shares.

The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of our common stock by each of the selling security holders as of December 9, 2004. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

	Beneficially Owned Prior to		Offered	Beneficially Owned After
	Offering(1)		Hereby	Offering(1)(2)
		% of Total			% of Total
		Shares	Number of	Number of	Shares
Name	Number of Shares	Outstanding	Shares	Shares	Outstanding
Wirthlin Family Trust(3)(4)(5)	2,340,044	3.9%	2,337,044	3,000	*
White Family Living Trust(5)(6)	238,916	*	238,916	—	—
David Richardson(7)	97,553	*	97,553	—	—
Dee Allsop(8)	86,697	*	86,697	—	—
John Kennedy(9)	20,350	*	20,350	—	—
Dorothy Peterson(9)	15,456	*	15,456	—	—
James Hoskins(9)	12,078	*	12,078	—	—
Hakan Atak(9)	4,996	*	4,996	—	—
The Corporation of the President of The Church of Jesus Christ of Latter-Day Saints	425,500	*	425,500	—	—
The Susan Ileene Wirthlin Foundation	286,400	*	286,400	—	—
Riedman Corporation(10)(11)	205,891	*	129,558	76,333	*
Dr. Gordon S. Black(12)(13)	1,864,943	3.1%	500,000	1,364,943	2.2%
Leonard R. Bayer(14)(15)	1,879,723	3.1%	250,000	1,629,723	2.7%
Total:	7,478,547	12.3%	4,404,548	3,073,999	5.1%

*	Less than 1%.

(1)	Based on 60,685,598 shares outstanding on December 9, 2004. Shares of common stock subject to options that are exercisable within 60 days of December 9, 2004 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assuming all shares offered hereby are sold. We do not know when or in what amounts a selling security holder may offer shares for sale, or whether the selling security holders will sell any of their shares. For these reasons, we cannot estimate the number of shares that will be held by the selling security holders after completion of this offering. For purposes of this table, we have assumed that, upon completion of this offering, none of the shares covered by this prospectus will be held by the selling security holders.

(3)	Dr. Richard B. Wirthlin, a member of our board of directors, is a trustee of the Wirthlin Family Trust. Pursuant to an employment letter dated September 9, 2004, Dr. Wirthlin is currently employed by the Company as Director/Founder Wirthlin Worldwide. Prior to the Company’s acquisition of Wirthlin, Dr. Wirthlin served as Founder of Wirthlin and was a member of Wirthlin’s board of directors.

(4)	Includes 3,000 shares held by the Wirthlin Family Trust prior to the acquisition of Wirthlin, which shares are not being offered for sale hereby.

(5)	Pursuant to the Wirthlin acquisition, Wirthlin was merged into a wholly-owned subsidiary of the Company. Dr. Richard B. Wirthlin, a trustee of the Wirthlin Family Trust, is a member of Richard B. Wirthlin Family LLC, in which he holds a 34.3% direct interest and 100% beneficial interest. Richard B. Wirthlin Family LLC is a partner in WB&H Investments, in which it holds an 88.375% interest. Joel A. White, a trustee of the White Family Living Trust, holds an 11.625% interest in WB&H Investments. WB&H Investments is the landlord under a Lease Agreement between that entity and Wirthlin (formerly known as Decima Research), dated September 15, 1985 covering facilities used by Wirthlin located at 1998 Columbia Lane, Orem, Utah. Richard B. Wirthlin Family LLC is the landlord under a Lease Agreement between that entity and Wirthlin (formerly known as Decima Research), dated April 23, 2002 covering facilities used by Wirthlin located at 1920 Association Drive, Reston Virginia.

(6)	Prior to the Wirthlin acquisition, Joel A. White, a trustee of the White Family Living Trust, served as the Chief Financial Officer and Secretary of Wirthlin and was a member of Wirthlin’s board of directors.

(7)	Effective September 9, 2004, as a result of the Wirthlin acquisition, Mr. Richardson is employed by the Company, as Group President – Government and Financial Services. Prior to the Wirthlin acquisition, Mr. Richardson served as the President of Wirthlin.

(8)	Effective September 9, 2004, as a result of the Wirthlin acquisition, Mr. Allsop is employed by the Company as Group President – Harris/Wirthlin Brand and Strategic Consulting Group. Prior to the Wirthlin acquisition, Mr. Allsop served as the Chief Executive Officer and Chairman of the Board of Wirthlin.

(9)	Employee of the Company effective September 9, 2004, and former employee of Wirthlin.

(10)	James R. Riedman, a member of our board of directors, is the President, a director and a principal stockholder of Riedman Corporation.

(11)	Includes 76,333 shares underlying options held by Mr. Riedman and exercisable within 60 days.

(12)	Dr. Black is Executive Chairman of the Company and a member of our board of directors.

(13)	Includes 28,450 shares underlying options held by Dr. Black and exercisable within 60 days.

(14)	Mr. Bayer is Executive Vice President and Chief Scientist of the Company and a member of our board of directors.

(15)	Includes 24,375 shares underlying options held by Mr. Bayer and exercisable within 60 days, and 318,039 shares held by Lorraine W. Bayer, Mr. Bayer’s wife.

Except as set forth above, none of the selling security holders has held any position or had any other material relationship with us or any predecessor or affiliate of ours within the past three years other than as a result of the ownership of our common stock or other securities.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds of the sale of shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the selling security holders.

PLAN OF DISTRIBUTION

We are registering 4,404,548 shares of our common stock to permit secondary trading of such shares by the holders thereof. As used in this prospectus, “selling security holders” includes the selling security holders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

We will bear all registration and filing fees, fees and expenses related to compliance with securities and blue sky laws, printing expenses, fees and disbursements of custodians, and fees and disbursements of our counsel and all independent public accountants and other persons we retain in connection with the registration and sale of the shares covered by this prospectus. All other fees and expenses incurred in connection with the registration and sale of the shares covered by this prospectus, including all fees and expenses of counsel and other advisors to the selling security holders and all commissions and discounts, if any, attributable to sales of the shares, will be paid by the selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling security holders may sell their shares at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling security holders in one or more types of transactions, which may include:

•	one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	on the Nasdaq National Market or on any other national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	any combination of the foregoing, or any other available means allowable under applicable law.

Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-

dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

In connection with sales of our common stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements. Pursuant to registration agreements entered into by us and the selling security holders, we and the selling security holders have agreed to indemnify each other against certain liabilities arising under the Securities Act of 1933 in connection with the registration of shares of common stock being offered by the selling security holders.

In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction. We have agreed to use good faith commercially reasonable efforts to keep this registration statement continuously effective until the earlier of (i) the second anniversary of the date this registration statement is declared effective by the SEC, or (ii) such time at which all of the shares covered by this prospectus have been sold.

This offering will terminate on the earlier of the second anniversary of the effective date of this registration statement or the date on which all shares of our common stock offered hereby have been sold by the selling security holders.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon by Harris Beach LLP, Rochester, New York. Beth Ela Wilkens, a partner of Harris Beach LLP, holds options to purchase 28,000 shares of Harris Interactive common stock.

EXPERTS

The consolidated financial statements of Harris Interactive Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Harris Interactive Inc. for the fiscal year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wirthlin Worldwide, Inc. incorporated in this prospectus by reference to the Amendment No. 1 to Current Report on Form 8-K of Harris Interactive Inc. filed with the Commission on November 9, 2004 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and have been so incorporated in reliance on the authority of said firm as experts in auditing and accounting in giving said report.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. These statements anticipate results based on management’s plans that are subject to uncertainty. The forward-looking statements may address, among other things, our strategy for growth, market position, expenditures and financial results.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in the documents incorporated by reference in this prospectus.

We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission. You may read and copy any report, statement or other information that we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of those materials by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

In addition, the filings we make with the Commission are available to the public from commercial document retrieval services and at the world wide web site maintained by the Commission at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 2006. You may also inspect reports and other information concerning us on our web site, at http://www.harrisinteractive.com. Information on our web site does not constitute part of this prospectus.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares of our common stock offered by this prospectus. As allowed by Commission rules, this prospectus does not contain all the information set forth in that registration statement and the exhibits and schedules thereto. For further information relating to us and to the shares of our common stock offered hereby, you should review the registration statement and the exhibits and schedules thereto. You may obtain copies of that registration statement, and any amendments to that document, from the Commission in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all documents subsequently filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and before the offering is terminated.

The following documents, which have been filed by us with the Commission (Commission File No. 000-27577):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

•	Our Definitive Proxy Statement on Schedule 14A, filed on October 8, 2004.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004.

•	Our Current Reports on Form 8-K filed on August 20, 2004 and September 9, 2004, and our Amendment No. 1 to Current Report on Form 8-K filed on November 9, 2004.

•	The description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective as of December 6, 1999, including any amendments or reports filed for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any different or additional information. No offer regarding these securities is made in any state where such an offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any documents incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

The information that we have incorporated by reference into this prospectus is available to you without charge upon your written or oral request. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus at the following address and telephone number:

Bruce A. Newman,
   Corporate Secretary and Chief
   Financial Officer
Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
(585) 272-8400

ANNEX A

PRO-FORMA FINANCIAL INFORMATION

On September 8, 2004, the Company acquired all of the common stock of Wirthlin, and Wirthlin was merged into a wholly owned subsidiary of Harris Interactive.

The historical financial information for the Company was derived from the unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The historical financial information for Wirthlin was derived from the books and records of Wirthlin.

The unaudited pro-forma consolidated statement of operations set forth below gives effect to the acquisition of Wirthlin as if the Company had acquired Wirthlin at the beginning of fiscal 2005, July 1, 2004.

A pro forma consolidated balance sheet has not been included as the transaction is reflected in the consolidated balance sheet of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, as filed with the SEC on November 9, 2004.

In connection with the acquisition of Wirthlin on September 8, 2004, the Company recorded goodwill and other intangible assets in accordance with SFAS No. 141, “Business Combinations”. The $40.1 million of goodwill and other intangible assets was recorded as the excess of the total consideration of $43.2 million over the estimated fair value of the net amounts assigned to assets acquired and liabilities assumed.

The Company expects to incur certain charges and expenses related to integration of the operations of Wirthlin. The Company is currently assessing the business processes and circumstances that bear upon the operations, facilities and other assets of the business, and is developing a strategic and operating plan. The integration may include charges and expenses for the following items: duplicative costs to operate two corporate offices for a period of time after the merger becomes effective; costs associated with the possible closing of certain phone centers and duplicate offices; costs related to Wirthlin associate severance, retention bonuses and relocation; and other charges identified in connection with the development and implementation of the strategic and operating plan. The Company is also currently in the process of completing its determination of the fair value of certain assets and liabilities acquired. The unaudited pro-forma consolidated financial statements do not reflect such anticipated charges and expenses. In addition, the pro-forma amounts do not reflect any benefits from economies that might be achieved from combining the operations.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained or implied in this prospectus or made by the Company’s management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might” or any variations of such words or other words with similar meanings.

Numerous risk factors, including those discussed in other reports or filings filed by the Company with the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004) could cause actual results for 2005 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by the Company’s management. Additionally, risks associated with combining businesses and achieving expected savings and synergies and/or with assimilating acquired companies and the fact that acquisition and integration related to the Wirthlin acquisition are difficult to predict with a level of certainty and may be material.

HARRIS INTERACTIVE INC.

PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In Thousands, except share and per share data)

Three months ended
September 30, 2004

			Pro Forma
	Harris	Wirthlin	Adjustments		Pro forma
	(a)	(b)
Revenue from services	$38,114	$13,097			$51,211
Cost of services	18,294	6,000			24,294

Gross profit	19,820	7,097	—		26,917
Operating expenses:
Sales and marketing expenses	3,741	1,509			5,250
General and administrative expenses	13,622	5,679	(897	) (c)	18,404

Total operating expenses	17,363	7,188	(897)		23,654

Operating income	2,457	(91)	897		3,263
Interest and other income, net	192	(182)			10

Income before income taxes	2,649	(273)	897		3,273
Income tax (benefit) expense	1,030	(47)	297	(d)	1,280
Minority Interest	—	(13)	13	(e)	—

Net income	1,619	(239)	613		1,993
Basic net income per share	$0.03				$0.03
Diluted net income per share	$0.03				$0.03
Weighted average shares outstanding -
	57,024,812		3,524,990	(f)	60,549,802
	58,220,458		3,524,990	(f)	61,745,448

(a)	Data derived from the Harris Interactive Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(b)	Data derived from the books and records of Wirthlin.

(c)	Adjustments to reflect (i) additional amortization expense of $244 for intangible assets recorded in connection with the acquisition, (ii) the elimination of $9 in exchange gains recorded on Wirthlin’s intercompany debt to conform to the Company’s accounting policies and FAS 52, (iii) the elimination of $965 in transaction costs incurred by Wirthlin prior to the acquisition and (iv) the elimination of $167 in compensation expense related to the acquisition that was recorded by Wirthlin during the three months ended September 30, 2004.

(d)	To record the tax effect of the net pro forma adjustments and record tax expense at an estimated effective tax rate of 40% for the three months ended September 30, 2004.

(e)	To reflect the elimination of minority interest acquired by Wirthlin prior to the acquisition.

(f)	To reflect the shares of the Company’s common stock issued to the shareholders of Wirthlin in connection with the acquisition.

4,404,548 SHARES

HARRIS INTERACTIVE INC.

COMMON STOCK

PROSPECTUS

[             ], 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$3,746
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$2,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the registrant’s Bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

ITEM 16. EXHIBITS.

The following exhibits are filed with this Registration Statement:

2.1	Agreement and Plan of Merger by and among Harris Interactive Inc., Wirthlin Worldwide, Inc., Capitol Merger Sub, LLC, and the Stockholders of Wirthlin Worldwide, Inc., dated as of September 8, 2004 (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 9, 2004 and incorporated by reference herein)

5#	Opinion of Harris Beach LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Grant Thornton LLP

23.3#	Consent of Harris Beach LLP (included in Exhibit 5)

24#	Power of Attorney

# Previously filed.

ITEM 17. UNDERTAKINGS.

(a) RULE 415 OFFERINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROLLING PERSONS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on this 14th day of December, 2004.

HARRIS INTERACTIVE INC.
By:	/s/ Robert E. Knapp
Robert E. Knapp, Vice Chairman
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE		TITLE	DATE
By:	/s/ Robert E. Knapp Robert E. Knapp	Vice Chairman and Chief Executive Officer (Principal Executive Officer) and Director	December 14, 2004

By:	/s/ Bruce A. Newman Bruce A. Newman	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	December 14, 2004

By:	* Leonard R. Bayer	Director
By:	* George Bell	Director

SIGNATURE		TITLE	DATE
By:	* Gordon S. Black	Director

By:	* David Brodsky	Director

By:	* Stephen D. Harlan	Director

By:	* James R. Riedman	Director

By:	* Subrata K. Sen	Director

By:	* Howard L. Shecter	Director

By:	* Antoine G. Treuille	Director

By:	* Richard B. Wirthlin	Director

Dated: December 14, 2004
*By:	/s/ Bruce A. Newman Bruce A. Newman Attorney-in-fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and among the Registrant, Wirthlin Worldwide, Inc., Capitol Merger Sub, LLC, and the Stockholders of Wirthlin Worldwide, Inc., dated as of September 8, 2004 (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed September 9, 2004 and incorporated by reference herein)

5#	Opinion of Harris Beach LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Grant Thornton LLP

23.3#	Consent of Harris Beach LLP (included in Exhibit 5)

24#	Power of Attorney

# Previously filed.